UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment no. 1)

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2019

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38602	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On February 15, 2019, Chaparral Energy, Inc. (the “Company”) filed a Current Report on Form 8-K under Item 5.02 (the “Original 8-K”) to report the retirement of Joseph O. Evans effective as of March 15, 2019 and the appointment of Scott Pittman as Chief Financial Officer and Senior Vice President of the Company effective as of March 16, 2019. The Company is filing this Amendment no. 1 to the Current Report on Form 8-K/A to amend the Original 8-K to disclose the details of (i) the employment agreement entered into by and between the Company and Mr. Pittman and (ii) the restricted award of Class A common stock of the Company, $0.01 par value per share (the “Common Stock”), made to Mr. Pittman pursuant to the Chaparral Energy, Inc. Management Incentive Plan, dated as of August 9, 2017, each of which was expected to be approved in connection with Mr. Pittman’s appointment but was not yet determined at the time of filing of the Original 8-K.

Except for the following disclosures, this amendment does not modify or update any other disclosures contained in the Original 8-K. This amendment supplements and does not supersede the Original 8-K and, accordingly, should be read in conjunction with the Original 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On April 22, 2019, the Company entered into an employment agreement with Mr. Pittman (the “Employment Agreement”).

Mr. Pittman’s Employment Agreement is effective through April 22, 2022, after which the term will be automatically extended so as to terminate on April 22, 2024, and subsequently will be automatically extended so as to terminate on each anniversary thereafter unless notice of termination is properly given by the Company or Mr. Pittman prior to any renewal date. Pursuant to the Employment Agreement, Mr. Pittman is entitled to an initial base salary of $325,000 per year. Mr. Pittman will also be entitled to an annual performance bonus if certain performance criteria are met. Under the Employment Agreement, Mr. Pittman is also eligible from time to time to receive awards of long-term equity incentive compensation under the Company’s equity incentive plans.

If Mr. Pittman’s employment is terminated for certain reasons, he would be entitled to severance payments consisting of twelve months of his base salary in effect on the date of termination, plus 100% of the annual bonus granted to him for the fiscal year of the Company immediately preceding the date of termination, payable in the form of a salary continuation for a period of twelve months. If Mr. Pittman’s employment is terminated for certain reasons within the six months following a Change in Control (as defined in the Employment Agreement), he would be entitled to severance payments consisting of eighteen months of his base salary in effect on the date of termination, plus 150% of the annual bonus granted to him for the fiscal year of the Company immediately preceding the date of termination, payable in the form of a salary continuation for a period of eighteen months.

As consideration for the Company entering into the Employment Agreement, Mr. Pittman has agreed that, during the term of his employment and for a period of twelve months following the date of termination, he will not solicit, direct or attempt to solicit or divert any customer of the Company or an affiliate of the Company or solicit any employee or consultant of the Company to discontinue his or her status of employment or consultancy with the Company.

The Company also entered into an indemnification agreement with Mr. Pittman in the form previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 333-134748) on March 27, 2017, which is incorporated by reference herein.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Award Agreement

On April 22, 2019, the Company granted to Mr. Pittman a restricted stock award (the “Award”) of 100,000 shares of the Company’s Common Stock (the “Restricted Shares”). The Award was made pursuant to the Form of Time Performance Vesting Award Agreement previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 333-134748) on August 15, 2017 (the “Award Agreement”), which is incorporated by reference herein.

Of the Restricted Shares, (i) 75% vest in three equal installments on an annual basis beginning on April 1, 2020 and (ii) 25% vest in three annual installments upon attainment of specified performance targets beginning on December 31, 2019, in each case subject to Mr. Pittman’s continuous service with the Company through each applicable vesting date. Within one year of the occurrence of a Change in Control (as defined in the Award Agreement), if Mr. Pittman’s employment is terminated by the Company without Cause (as defined in the Award Agreement) or by Mr. Pittman for Good Reason (as defined in the Award Agreement), the Restricted Shares will vest in full, subject to Mr. Pittman’s continuous service with the Company until such termination of employment.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of April 22, 2019, by and between the Company and Scott Pittman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 23, 2019
	By:	/s/ Justin P. Byrne
	Name:	Justin P. Byrne
	Title:	Vice President, General Counsel and Secretary